Exhibit 10.11

SALE AND SERVICING AGREEMENT

Dated as of May 12, 2023

among

CURO CANADA RECEIVABLES II LIMITED PARTNERSHIP,
by its general partner,
CURO CANADA RECEIVABLES II GP INC.

as Purchaser

and

CURO CANADA CORP.

as Seller and Servicer

and

LENDDIRECT CORP.

as Seller and Servicer

i

ii

THIS SALE AND SERVICING AGREEMENT dated as of May 12, 2023 (as amended, restated, supplemented or otherwise modified from time to time, this "Agreement") is made among the Purchaser, the Servicers and the Sellers.

WHEREAS each of the Sellers wishes to sell, on a fully serviced basis, Eligible Receivables as well as the Related Rights and Collections to the Purchaser from time to time and the Purchaser wishes to purchase, on a fully serviced basis, Eligible Receivables as well as the Related Rights and Collections from the Sellers from time to time, on and subject to the terms and conditions of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

Section 1.01            Definitions.

In this Agreement, unless the context otherwise requires, capitalized terms used herein which are not otherwise defined herein have the following meanings.

"Actual Loss Rate" means, at any time, the Default Ratio at such time, multiplied by twelve (12).

"Adverse Claim" means a security interest, lien, mortgage, charge, pledge, assignment, title retention, hypothec, encumbrance, ownership interest or other right or claim, including any filing or registration made in respect thereof, of or through any Person (other than the Purchaser or the Securitization Entity).

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

"Aggregate Eligible Pool Balance" means the number equal to (i) the Aggregate Outstanding Balance of all Purchased Receivables owned by the Purchaser, less (ii) the Excess Portfolio Amounts.

"Aggregate Outstanding Balance" means, as of any date of determination, with respect to all, or such specified portion, of the Receivables (as the context requires), the sum of the aggregate of the Outstanding Balance of all, or such specified portion, of the Receivables as of such date of determination.

"Amortization Event" means any "Amortization Event" arising under any credit agreement to which the Purchaser is a party.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Purchaser from time to time concerning or relating to bribery or corruption.

"Anti-Terrorism Laws" means any applicable laws relating to terrorism or money laundering including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC and other laws administered by the U.S. Department of the Treasury Financial Crimes Enforcement Network, and the Canadian Anti-Money Laundering & Anti-Terrorism Legislation (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

"Applicable Law" means all applicable federal, provincial, state, territorial and local laws, statutes, regulations, rules, executive orders, supervisory requirements, directives, guidelines, circulars, opinions, codes of conduct, decisions, rulings, advisories, bulletins, interpretive letters, and other official releases customarily considered to be binding of or by any government, or any authority, department, or agency thereof, as now and hereafter in effect.

"Back-up Servicer" means SST Office Services Inc.

"Back-up Servicing and Verification Agency Agreement" means the Back-up Servicing and Verification Agency Agreement entered into or to be entered into among the Servicers, the Back-up Servicer, the Securitization Entity and the Purchaser.

"Blocked Person" means (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (iii) a Person with which any Person providing financing under any Securitization Document is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order No. 13224; (v) a Person that is named as a "specially designated national" on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who a parent or Subsidiary of a Person listed above.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario and New York City, New York are authorized or required by law to remain closed.

"CAD" or "Canadian Dollars" or "Dollars" or "$" means the lawful currency of Canada.

"Canadian Anti-Money Laundering & Anti-Terrorism Legislation" means the Criminal Code, R.S. 1985, C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S. 2000, 17 and the United Nations Act, R.S. 1985, U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

"Charged-Off Receivable" means any Receivable which remains unpaid for more than ninety (90) days from the original due date for such payment or otherwise has been or should have been charged-off or identified by the Servicers as uncollectable in accordance with the Credit and Collection Policies.

"Closing Date" means May 12, 2023.

"Closing Payment" means, with respect to any Purchase, the Closing Payment as set out in the relevant Purchase Notice.

"Collateral Trigger Event" means the occurrence of a Level 1 Collateral Trigger, a Level 2 Collateral Trigger or a Level 3 Collateral Trigger.

"Collection Period" means the period from, and including, the first day of any calendar month to, and including, the last day of such calendar month.

"Collections" means, with respect to any Receivable, (a) all cash collections and other cash proceeds of such Receivable and (b) all cash proceeds in the Related Rights for such Receivable, in each case including, but not limited to, principal, interest, fees, liquidation proceeds, payments received in connection with Insurance and proceeds from Insurance.

"Confidential Personal Information" means any and all information or data protected by Privacy Laws, including (without limitation) information or data that: (a) is personal information or information about an identifiable individual (as more particularly defined in the applicable Privacy Laws) that was collected, used, disclosed or accessible to the Sellers or the Servicers; or (b) is information from which an individual or individual's identity can be ascertained either from the information itself or by combining the information with information from other sources available to the parties.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Cost of Funds" means, with respect to any Collection Period, a percentage equal to (a) the sum of any interest and fee amounts payable to the Securitization Entity pursuant to Section 2.03(b) of the applicable Securitization Document, divided by (b) the Aggregate Outstanding Balance of all Purchased Receivables as of the last day of such Collection Period; and such resulting quotient multiplied by (c) twelve (12).

"Credit and Collection Policies" means, with respect to the Sellers, the applicable credit and collection and risk underwriting policies for the Receivables as in effect on the Closing Date and approved by the Securitization Entity, namely the documents entitled:

(a)	Internet Lending Credit Policy – CURO Canada;

(b)	Brick and Mortar Credit Policy – CURO Canada;

(c)	Internet Lending Credit Policy – LendDirect;

(d)	Risk and Analytics Approval Procedures, dated November 2019;

(e)	Contact Centre P&P – Recovery Department Only, dated October 27, 2022; and

(f)	Due Date Changes – Line of Credit Loans,

as scheduled in Schedule D hereto, as amended, replaced or supplemented from time to time to the extent permitted under the Transaction Documents.

"Credit Vision Score" means a credit score determined using analytics developed by Trans Union of Canada, Inc. and commonly referred to as a Credit Vision Score.

"CURO Entities" means, collectively, CURO Group Holdings Corp., CURO Financial Technologies Corp. CURO Intermediate Holdings Corp., CURO Management LLC (NV) and each Seller, and "CURO Entity" means any one of them.

"CURO Group Parties" means, collectively, the Purchaser Parties and the CURO Entities, and "CURO Group Party" means any one of them.

"Customer Data" means all data and information supplied or provided or made available directly or indirectly to the Sellers and the Servicers by Obligors, including: (a) Confidential Personal Information; (b) the customer data of the Sellers and the Servicers, (c) the result of the processing of any such data, or data that is generated or derived or collected in any connection with the origination and servicing of the Receivables; and (d) all such data and information of the Sellers' or the Servicers' contractors, agents or other third parties.

"Cut-off Date" means, with respect to any Purchase, the Cut-off Date as set out in the relevant Purchase Notice.

"Data Requirements" means Privacy Laws applicable to the Sellers' and the Servicers' conduct of business, all agreements to which it is bound, and all internal or customer-facing policies of the Sellers and the Servicers, in each case with respect to collection, use, storage, transfer, privacy, protection, or security of information.

"Deemed Collection" has the meaning assigned to such term in Section 5.04.

"Default Ratio" means, at any time, the weighted average (expressed as a percentage) of the ratios for each of the two immediately preceding Collection Periods computed by dividing, in respect of each such Collection Period, (a) the Aggregate Outstanding Balance as at the end of the last day of the applicable Collection Period of all Purchased Receivables that were Defaulted Receivables as at the end of such day, by (b) the Aggregate Outstanding Balance of all Purchased Receivables as at the end of such day.

"Defaulted Receivable" means a Receivable: (a) as to which the Obligor thereof is Insolvent, (b) which became or should have become charged-off or identified by the Servicers as uncollectable in accordance with the Credit and Collection Policies, or (c) as to which any payment, or part thereof, remains unpaid for more than sixty (60) days and less than ninety-one (91) days from the original due date for such payment.

"Delinquency Ratio" means, at any time, the weighted average (expressed as a percentage) of the ratios for each of the two immediately preceding Collection Periods computed by dividing, in respect of each such Collection Period (a) the Aggregate Outstanding Balance as at the end of the last day of the applicable Collection Period of all Purchased Receivables that were Delinquent Receivables but not Defaulted Receivables as at the end of such day by (b) the Aggregate Outstanding Balance of all Purchased Receivables as at the end of such day.

"Delinquent Receivable" means a Receivable as to which any payment, or part thereof, remains unpaid for more than thirty (30) days and less than sixty-one (61) days from the original due date for such payment.

"Designated Credit Reporting Agency" means each of Equifax, Experian and TransUnion.

"Effective Date" means the date on which the first Purchase is made hereunder.

"Eligible Receivable" means, as at the date of determination, Receivables (net of unearned interest, fees, unearned discounts, insurance commissions, reserves and holdbacks thereon) that are Receivables designated as Line of Credit Loan Receivables, and which meet the following criteria:  [* * * * *].

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Event of Default" means any "Event of Default" arising under any credit agreement to which the Purchaser is a party.

"Excess Portfolio Amount" means, at any time of determination, the Aggregate Outstanding Balance by which the Purchased Receivables exceed or do not qualify under the relevant Portfolio Limits at such time.

"Excess Spread Percentage" means, at any time, the weighted average (expressed as a percentage) of the percentage computed for each of the two immediately preceding Collection Periods equal to the Portfolio Yield, less the Actual Loss Rate, less the Cost of Funds, less Servicing Cost, less the Insurance Cost Yield, in each case as at the end of such Collection Period.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"General Partner" means CURO Canada Receivables II GP Inc. and any successor or permitted assignee thereof.

"Governmental Authority" means the government of the U.S., Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial, or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee, (i) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (j) obligations in respect of any earn-out obligation for which the payment amount is capable of being determined or for which the obligation is evidenced by a promissory or similar instrument. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Industry Regulatory Action" means any inquiry, investigation, legal action or proceeding by any Governmental Authority alleging any noncompliance by any member of the consumer credit industry with such jurisdiction's applicable consumer credit laws or insurance laws as a result of a method, practice, action, inaction, condition, event or circumstance that is consistent in all material respects with the same or any similar method, practice, action, inaction, condition, event or circumstance engaged in by or applicable to any CURO Group Party or any third party engaged by any CURO Group Party.

"Initial Servicers" means CURO Canada Corp. and LendDirect Corp. (Canada) and "Initial Servicer" means either of them.

"Insolvency Event" means the occurrence of any of the following:

(a)	a Purchaser Party or a Seller Party shall:

(i)	apply for or consent to the appointment of, or the taking of possession by a receiver, interim receiver, receiver and manager, monitor, custodian, administrator, trustee, liquidator or other similar official for itself or any other Purchaser Party or Seller Party or for all or any substantial part of its or any other Purchaser Party's or Seller Party's assets;

(ii)	commit an act of bankruptcy;

(iii)	make a general assignment for the benefit of creditors, or otherwise commence or consent to the commencement of proceedings under the Bankruptcy and Insolvency Act (Canada) (including proceedings in connection with any proposal or notice of intention to make a proposal thereunder), the Companies' Creditors Arrangement Act (Canada) or under any other Insolvency Law, or consent to any orders sought in any such proceedings, in each case in respect of any Purchaser Party, Seller Party or any of their respective property;

(iv)	take any corporate or partnership action to authorize, or expressly state any intention to take, any of the actions described in (i) through (iii) above; or

(v)	(A) be unable to meet its obligations as they generally become due, (B) cease paying its current obligations in the ordinary course of business as they generally become due, (C) cease to have property that, at a fair valuation, is sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient to enable payment of all of its obligations, due and accruing due, or (D) admit in writing that any of (A) through (C) have occurred in respect of any Purchaser Party or Seller Party;

(b)	a receiver, interim receiver, receiver and manager, monitor, custodian, administrator, trustee, liquidator or other similar official is appointed over a Purchaser Party or Seller Party or over all or any substantial part of a Purchaser Party's or a Seller Party's assets; or

(c)	in respect of any Purchaser Party or Seller Party, an involuntary proceeding shall be commenced seeking: (A) to adjudicate any Purchaser Party or Seller Party a bankrupt or insolvent; (B) relief in respect of any Purchaser Party or Seller Party or a substantial part of such Purchaser Party's or Seller Party's assets under the Bankruptcy and Insolvency Act (Canada) (including proceedings in connection with any proposal thereunder), the Companies' Creditors Arrangement Act (Canada) or any other Insolvency Law; or (C) the appointment of a receiver, trustee, custodian, liquidator or similar official for any Purchaser Party or Seller Party or any substantial part of such Purchaser Party's or Seller Party's property.

"Insolvency Law" means the Companies' Creditors Arrangement Act (Canada), Bankruptcy and Insolvency Act (Canada), Winding-up and Restructuring Act (Canada), the Limited Partnerships Act (Ontario) and all other winding-up, liquidation, dissolution, conservatorship, bankruptcy, moratorium, protection, composition, arrangement, receivership, insolvency, reorganization, or similar laws of Canada or other applicable jurisdictions, including at common law or equity, from time to time in effect and affecting the rights of creditors generally.

"Insolvent" means, in respect of any Person:

(a)	such Person:

(i)	applies for or consents to the appointment of, or the taking of possession by a receiver, interim receiver, receiver and manager, monitor, custodian, administrator, trustee, liquidator or other similar official over such Person or all or any substantial part of such Person's assets;

(ii)	commits an act of bankruptcy;

(iii)	makes a general assignment for the benefit of creditors, or otherwise commences or consents to the commencement of proceedings under the Bankruptcy and Insolvency Act (Canada) (including proceedings in connection with any proposal or notice of intention to make a proposal thereunder), the Companies' Creditors Arrangement Act (Canada) or under any other Insolvency Law, or consents to any orders sought in any such proceedings, in each case in respect of such Person or such Person's property;

(iv)	takes any corporate or partnership action to authorize, or expressly states any intention to take, any of the actions described in (i) through (iii) above; or

(v)	(A) is unable to meet such Person's obligations as they generally become due, (B) ceases paying such Person's current obligations in the ordinary course of business as they generally become due, (C) ceases to have property that, at a fair valuation, is sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient to enable payment of all of such Person's obligations, due and accruing due, or (D) admits in writing that any of (A) through (C) have occurred in respect of such Person;

(b)	a receiver, interim receiver, receiver and manager, monitor, custodian, administrator, trustee, liquidator or other similar official is appointed over such Person or over all or any substantial part of such Person's assets;

(c)	an involuntary proceeding shall be commenced seeking: (i) to adjudicate such Person a bankrupt or insolvent; (ii) relief in respect of such Person or a substantial part of such Person's assets under the Bankruptcy and Insolvency Act (Canada) (including proceedings in connection with any proposal thereunder), the Companies' Creditors Arrangement Act (Canada) or any other Insolvency Law; or (iii) the appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, custodian, liquidator or similar official for such Person or any substantial part of such Person's property; or

(d)	security enforcement, sale or foreclosure steps shall have been taken against such Person or a substantial part of such Person's property under the PPSA or similar laws of any other jurisdiction.

"Insurance" means, collectively, the insurance made available to Obligors by Insurers with respect to Receivables under the Master Insurance Contracts.

"Insurance Cost Yield" means, at any time, in respect of a Collection Period, the ratio (expressed as a percentage) computed by dividing (i) the Insurance Cost during such Collection Period by (ii) the Aggregate Outstanding Balance of all Purchased Receivables as of the last day of such Collection Period.

"Insurance Costs" means, collectively, the amounts paid or required to be paid by the Purchaser to any Insurer out of Insurance premiums received from Obligors in accordance with any Master Insurance Contracts entered into by the Sellers, and "Insurance Cost" means any of such amounts.

"Insurers" means Canadian Premier Life Insurance Company and any other insurer that provides Insurance pursuant to the Master Insurance Contracts, to the extent permitted under the Transaction Documents, and "Insurer" means any of them.

"Intercompany Debt" means any Indebtedness from time to time owing by any Seller to any Affiliate thereof.

"Intercreditor Agreement" means the intercreditor agreement dated May 12, 2023 among, amongst others, the Securitization Entity, Waterfall Asset Management, LLC, WF Marlie 2018-1 Ltd., the Purchaser, the General Partner, CURO Canada Receivables Limited Partnership, by its general partner, CURO Canada Receivables GP Inc., CURO Canada Corp. and LendDirect Corp.

"Interest Rate Caps" means the interest rate cap transaction in which the Purchaser as buyer receives payments at the end of each period in which the interest rate exceeds the agreed strike rate, and "Interest Rate Cap" means any such transaction.

"ITA" means the Income Tax Act (Canada).

"Level 1 Collateral Trigger" means, in respect of any Collection Period, the occurrence of any of:

(a)	a Default Ratio of greater than [* * * * *];

(b)	a Delinquency Ratio of greater than [* * * * *];

(c)	a Payment Ratio of less than [* * * * *]; or

(d)	an Excess Spread Percentage of less than [* * * * *].

"Level 2 Collateral Trigger" means, in respect of any Collection Period, the occurrence of any of:

(a)	a Default Ratio of greater than [* * * * *];

(b)	a Delinquency Ratio of greater than [* * * * *];

(c)	a Payment Ratio of less than [* * * * *]; or

(d)	an Excess Spread Percentage of less than [* * * * *].

"Level 2 Regulatory Trigger Event" means (a) the failure of a Regulatory Action by any Canadian Governmental Authority to be released or terminated in a manner acceptable to the Securitization Entity, acting reasonably, within  [* * * * *] of the commencement thereof, but excluding any Regulatory Action that has been inactive for at least  [* * * * *] (to the satisfaction of the Securitization Entity) including, for the avoidance of doubt, as a result of a change in the scope or nature of activities undertaken by the Purchaser, or (b) the issuance or entering by any Governmental Authority pursuant to an Industry Regulatory Action of any cease and desist order, permanent injunction, temporary restraining order, or other judicial or non-judicial sanction, order or ruling restricting the origination, marketing, servicing or enforcement of consumer loans substantially similar to the Receivables, which has or could reasonably be expected to have a Material Adverse Effect, as determined by the Securitization Entity in its Permitted Discretion.

"Level 3 Collateral Trigger" means the occurrence, in respect of any Collection Period, of any of:

(a)	a Default Ratio of greater than [* * * * *];

(b)	a Delinquency Ratio of greater than [* * * * *];

(c)	a Payment Ratio of less than [* * * * *]; or

(d)	an Excess Spread Percentage of less than [* * * * *].

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothec (whether legal or conventional), hypothecation, encumbrance, charge, option or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Line of Credit Loan Receivables" means, collectively, the line of credit loans described in the related Underlying Agreements as personal loan agreements for lines of credit, and "Line of Credit Loan Receivable" means any one of them.

"Master Insurance Contracts" means, collectively, the Master Insurance Policies and the Master Insurance Marketing Agreement, and "Master Insurance Contract" means any of them.

"Master Insurance Marketing Agreement" means the lender marketing agreement for group creditor insurance plan between Canadian Premier Life Insurance Company, Premium Services Group Inc., LendDirect Corp. and CURO Canada Corp. (formerly, Cash Money Cheque Cashing Inc.) dated March 8, 2018, as amended, replaced or supplemented, from time to time to the extent permitted under the Transaction Documents.

"Master Insurance Policies" means, collectively, the following master insurance policies:

(a)	policy number LOC001-CM01 between Canadian Premier Life Insurance Company and CURO Canada Corp. (formerly, Cash Money Cheque Cashing Inc.);

(b)	policy number LOC001-LD01 between Canadian Premier Life Insurance Company and LendDirect Corp. (formerly, Cash Money Cheque Cashing Inc.);

(c)	policy number ST001-CM01 between Canadian Premier Life Insurance Company and CURO Canada Corp. (formerly, Cash Money Cheque Cashing Inc.); and

(d)	policy number ST001-LD001 between Canadian Premier Life Insurance Company and LendDirect Corp.;

in each case, as amended, replaced or supplemented, from time to time to the extent permitted under the Transaction Documents, and "Master Insurance Policy" means any of them.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise of any of (i) the CURO Group Parties taken as a whole, (ii) any of the Purchaser Parties, (iii) any of the Sellers, or (iv) any of the Servicers, (b) the ability of any of the CURO Group Parties to perform any of its obligations under any of the Transaction Documents to which it is a party, (c) a material portion of the Purchaser Party Assets, the Securitization Entity's Liens (on behalf of itself and other Secured Parties) on the Purchaser Party Assets or the priority of such Liens, or (d) the rights of or benefits available to the Securitization Entity or any other Person providing financing under any of the Transaction Documents.

"Maturity Date" means the "Maturity Date" arising under any credit agreement to which the Purchaser is a party.

"Modified Contract" means, with respect to a Receivable, the related Underlying Agreement (i) was in default and which default was cured by adjusting or amending the terms of such Underlying Agreement or accepting a reduced payment, or (ii) was amended or otherwise modified at any time to reduce the interest rate, extend the original term, reduce, or change the frequency of, the payments, or extend the scheduled payment dates or reduce the principal balance.

"Monthly Settlement Date" means the first Weekly Settlement Date of each calendar month.

"Obligor" means, with respect to any Receivable, the Person or Persons obliged to make payments in respect thereof.

"Online Receivables" means all Receivables which were originated by the Sellers through an online platform in accordance with the applicable Requirements of Law.

"Organizational Documents" of any Person means its memorandum and articles of association, articles or certificate of incorporation or formation and by-laws, limited liability agreement, partnership agreement, declaration of trust or other comparable charter or organizational documents as amended from time to time and shall include with respect to the Purchaser, the Partnership Agreement.

"Outstanding Balance" means, with respect to any Receivable at any time, the outstanding balance, which remains unpaid and owing from the relevant Obligor at such time, excluding any amount payable on account of fees, commissions, finance charges, late payment charges and other similar items.

"Partnership Agreement" means the limited partnership agreement in respect of the Purchaser dated as of April 17, 2023.

"Payment Ratio" means, at any time, the weighted average (expressed as a percentage) of the ratios computed for each of the two immediately preceding Collection Periods by dividing, in respect of each such Collection Period, (a) the total Collections received in the Transaction Account as of the last day of such Collection Period by (b) the Aggregate Outstanding Balance of all Purchased Receivables as at the end of such day.

"Pending Eligible Receivables" means Receivables that would be Eligible Receivables but for the fact that the first scheduled payment of the relevant Obligor pursuant to the related Underlying Agreement is pending.

"Permitted Discretion" means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

"Permitted Encumbrances" means, with respect to any Person or its assets, (a) any inchoate Liens for current taxes, assessments, levies, fees and other government and similar charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP, but only so long as foreclosure, execution or garnishment with respect to such Lien is not imminent and the use and value of the property to which the liens attach are not impaired during the pendency of such proceedings, (b) with respect to CURO Canada Corp. and LendDirect Corp., any Lien in favour of the secured parties under or pursuant to that certain second amended and restated asset-backed revolving credit agreement dated as of November 12, 2021 made between, amongst others, CURO Canada Receivables Limited Partnership, as Borrower, and Waterfall Asset Management, LLC, as administrative agent, as amended, modified, supplemented, restated or replaced from time to time, and the Transaction Documents defined therein, provided that such Lien or Liens have been released by such secured parties in respect of any Purchased Assets sold pursuant to this Agreement effective as of the date and time that such Purchased Assets are sold to the Purchaser and, for the avoidance of doubt, shall not be considered to be a Permitted Encumbrance in respect of any Purchased Assets upon their Purchase, (c) any Lien in favour of, or assigned to, the Securitization Entity (for the benefit of the Secured Parties) under the Transaction Documents, and (d) any other Lien which the Securitization Entity has consented to in writing, and, for the avoidance of doubt, Liens arising under ERISA are not Permitted Encumbrances.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Portfolio Limits" means, in respect of the Purchased Receivables, the following limits:  [* * * * *].

"Portfolio Yield" means, at any time in respect of a Collection Period, a percentage equal to (i) the total non-principal Collections (including Insurance premiums) received from Obligors into the Transaction Account as of the last day of such Collection Period, divided by (ii) the Aggregate Outstanding Balance of all Purchased Receivables as of the last day of such Collection Period, multiplied by (iii) 12.

"PPSA" means the Personal Property Security Act (Ontario), including the regulations thereto and related Minister's Orders, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other document on the Purchaser Party Assets is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in any applicable jurisdiction in Canada, "PPSA" means the Personal Property Security Act or such other applicable legislation (including, the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

"Principal Balance" means, with respect to a Receivable, the outstanding principal balance owing on such Receivable.

"Privacy Laws" means PIPEDA and any regulations thereunder, as amended, replaced or supplemented from time to time, and any other similar applicable federal, provincial or territorial legislation now in force or that may in the future come into force in Canada governing the protection of personal information in the private sector.

"Purchase" means each purchase by the Purchaser of Purchased Receivables hereunder and a Purchase Notice.

"Purchase Date" means, in respect of each Purchase, the date specified as such in the Purchase Notice applicable to such Purchase.

"Purchase Notice" means an offer by the Sellers to sell assets to the Purchaser in the form attached as Schedule A hereto.

"Purchased Assets" means the Receivables purchased by the Purchaser hereunder (other than those repurchased by the Sellers), the Related Rights thereto and the related Collections.

"Purchased Receivables" means Eligible Receivables and Pending Eligible Receivables that are purchased pursuant to this Agreement.

"Purchaser" means CURO Canada Receivables II Limited Partnership.

"Purchaser Parties" means, collectively, the General Partner and the Purchaser, and "Purchaser Party" means either of them.

"Purchaser Party Assets" means any and all property owned, leased or operated by a Purchaser Party and any and all other property of the Purchaser, now existing or hereafter acquired.

"Receivables" means the indebtedness and other obligations originally owed to CURO Canada Corp. and LendDirect Corp. (Canada) in connection with any and all liens, installment sale agreements, instruments, consumer finance paper and/or promissory notes securing and evidencing unsecured multi-pay consumer line of credit and installment loans made and/or acquired by CURO Canada Corp. or LendDirect Corp. (Canada), as the case may be, which were originated in accordance with the Credit and Collection Policies or which are otherwise included as Purchaser Party Assets.

"Receivables Sale Termination Notice" means a notice from the Purchaser that it will cease purchasing Receivables hereunder.

"Records" means, at any time in relation to a Seller and with respect to any Receivable, all contracts and other documents, records and other information (including, without limitation, computer programs, tapes, disks, data processing software and related property and rights) relating to such Receivables, any Related Rights and the related Obligor, in each case, related to such Seller, which are reasonably necessary, in light of the circumstances then subsisting, to service or enforce such Receivable and Related Rights.

"Regulatory Action" means, other than a Routine Inquiry, any inquiry, investigation, legal action or proceeding by any Governmental Authority alleging any noncompliance by any CURO Group Party or, to the knowledge of the Purchaser or any other CURO Entity, any third party engaged by a CURO Group Party with such jurisdiction's applicable consumer credit laws or insurance laws, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect as determined by the Securitization Entity in its Permitted Discretion.

"Related Rights" means, in respect of any Receivable:

(a)	all Liens and property securing or attaching to such Receivable from time to time, if any, purporting to secure payment of such Receivable or otherwise, together with any and all security documents describing any assets securing such Receivable;

(b)	all deposits, insurance, guarantees, letters of credit, indemnities, warranties and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Underlying Agreement for such Receivable or otherwise;

(c)	all rights to receive and obtain payment under the Underlying Agreement for such Receivable including rights of enforcement under the Underlying Agreement against the relevant Obligor;

(d)	all Records related to such Receivable;

(e)	all rights to enforce payment under the Underlying Agreement against the relevant Obligor and all rights to demand, sue for, recover, receive and give receipt for all such amounts;

(f)	all Collections and any other proceeds (including the proceeds of any sale or disposal) related to such Receivable; and

(g)	all proceeds of any of the foregoing.

"Replacement Servicer Fee" has the meaning assigned to such term in Section 7.03.

"Reporting Date" means the tenth (10th) calendar day of each month (or, if such day is not a Business Day, the first Business Day to occur thereafter).

"Requirements of Law" means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Revolving Period" means the period from the Closing Date until the Revolving Period End Date

"Revolving Period End Date" means the earliest of (i) the Maturity Date, (ii) the occurrence of an Amortization Event or (iii) the occurrence of an Event of Default.

"Routine Inquiry" includes, without limitation, any inquiry, written or otherwise, made by a Governmental Authority via a form letter or otherwise which does not contain any specific allegations or violations, other than in connection with the routine transmittal of a consumer complaint.

"Sanctioned Country" means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba (but not with respect to Canada or to the Purchaser), Iran, North Korea, Sudan, and Syria, Kherson, Zaporizhzhia regions of Ukraine, the so-called Donetsk People's Republic, and the so-called Luhansk People's Republic).

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the Government of Canada, the Government of any Province or territory of Canada or by the United Nations Security Council, the European Union or any EU member state, Her Majesty's Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

"Sanctions" means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the Government of Canada, the European Union, any EU member state, Her Majesty's Treasury of the United Kingdom or other relevant sanctions authority.

"Secured Parties" means (a) the Securitization Entity, (b) any Person providing financing under the Securitization Documents, (c) the Back-up Servicer, (d) the Verification Agent, (e) the beneficiaries of each indemnification obligation undertaken by the Purchaser under any Transaction Document, and (f) the successors and assigns of each of the foregoing.

"Securitization Documents" means, collectively, any credit agreement, promissory notes issued pursuant to such credit agreement, security agreement, deposit account control agreements, blocked account control agreements, securities account control agreements, fee letter, guaranty and all other agreements, instruments, documents and certificates identified in such credit agreement executed and delivered to, or in favour of, the Securitization Entity or any other party providing financing thereunder and including intercreditor agreements (including the Intercreditor Agreement), subordination agreements and all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any CURO Group Party, or any employee of any CURO Group Party, and delivered to the Securitization Entity or any other party providing financing thereunder in connection with such credit agreement or the transactions contemplated thereby. Any reference in this Agreement to a Securitization Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Securitization Document as the same may be in effect at any and all times such reference becomes operative.

"Securitization Entity" means Midtown Madison Management LLC, as investment manager on behalf of one or more investment management clients, in its capacity as administrative agent under any Securitization Document.

"Security Interest" means any Lien granted to the Securitization Entity.

"Seller Collections Account Bank" means the Royal Bank of Canada, [* * * * *].

"Seller Collections Accounts" means the accounts of the Sellers into which Collections are received from Obligors or transferred from other Seller accounts.

"Seller Collections Accounts Blocked Account Agreement" means the blocked account agreement to be entered into among the Seller Collections Account Bank, the Sellers, Waterfall Asset Management, LLC and the Securitization Entity.

"Seller Parties" means, collectively, the Sellers and the Initial Servicers, and "Seller Party" means any one of them.

"Sellers" means each of CURO Canada Corp. and LendDirect Corp. (Canada) and "Seller" means either of them.

"Sellers Security Agreement" means that certain security agreement (including any and all supplements thereto), dated as of the Effective Date, among the Sellers and the Purchaser, for the benefit of the Purchaser, and any other pledge or security agreement governed by the laws of a province or territory of Canada entered into, after the date of this Agreement by the Sellers (as required by this Agreement or any other Transaction Document) or any other Person for the benefit of the Purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Servicer Termination Event" has the meaning assigned to such term in Section 7.01.

"Servicers" means, collectively, (i) as at the Closing Date, the Initial Servicers or (ii) each successor or replacement Servicer as may be appointed pursuant to the Transaction Documents, and "Servicer" means any one of them.

"Servicing Cost" means, as of any date of determination, an annualized percentage, calculated with reference to the Aggregate Eligible Pool Balance and the related Collection Period, equal to the monthly ratio of (a) the sum of all Replacement Servicer Fees and all collection fees during each such Collection Period divided by (b) the Aggregate Outstanding Balance of all Purchased Receivables as of the last day of the immediately preceding Collection Period, provided that the Servicing Cost shall not be less than 3.5%.

"Servicing Report" means the servicing report prepared by the Servicers in the form attached as Schedule C hereto.

"Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, fines or penalties applicable thereto.

"Transaction Account" means the account of the Purchaser with account number  [* * * * *], transit number  [* * * * *], held with the Transaction Account Bank.

"Transaction Account Bank" means the Royal Bank of Canada,  [* * * * *].

"Transaction Account Blocked Account Agreement" means the blocked account agreement to be entered into between the Transaction Account Bank, the Purchaser and the Securitization Entity in respect of the Transaction Account.

"Transaction Documents" means each Securitization Document, each Interest Rate Cap, the Back-up Servicing and Verification Agency Agreement (from and after the delivery thereof), the Sellers Security Agreement, the Seller Collections Accounts Blocked Account Agreement (from and after the delivery thereof) and this Agreement.

"Underlying Agreements" means, collectively, any agreements with an Obligor (including any modifying agreements supplemental thereto) from which any Receivable derives and any related documents, and "Underlying Agreement" means any one of them.

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

"Verification Agent" means SST Office Services Inc. and any successor thereto pursuant to the terms hereof.

"Weekly Settlement Date" means every Thursday of each calendar week, provided that if such day is not a Business Day, the Weekly Settlement Date shall be the following Business Day.

"Weighted Average Portfolio Interest Rate" means, at any time in respect of a Collection Period, a percentage equal to the quotient of (i) the sum of the product of the (A) the principal balance as at end of such Collection Period of each Eligible Receivable included in the Aggregate Eligible Pool Balance as at the end of such Collection Period and (B) the annual interest rate on such Eligible Receivable included in the Aggregate Eligible Pool Balance, divided by (ii) the sum of the principal balances as at the end of such Collection Period of all Eligible Receivables included in the Aggregate Eligible Pool Balance.

Section 1.02            Interpretation.

(a)         The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "law" shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase "at any time" or "for any period" shall refer to the same time or period for all calculations or determinations within such definition, (g) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (h) unless otherwise provided herein, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and each of the words "to" and "until" means "to but excluding".

(b)         Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of the Purchaser at "fair value", as defined therein.

(c)         Where any reference is made in this Agreement or any other agreement, document or instrument executed pursuant hereto or contemplated hereby to which the Purchaser is a party to an act or covenant to be performed by the Purchaser, such reference shall be construed and applied for all purposes as if it referred to an act or covenant to be performed by the General Partner acting in its capacity as general partner of the Purchaser and for and on behalf of the Purchaser.

Section 1.03            Non-Business Days.

Whenever any payment to be made hereunder shall be stated to be due, any period of time would begin or end, any calculation is to be made or any other action to be taken hereunder shall be stated to be required to be taken, on a day other than a Business Day, such payment shall be made, such period of time shall begin or end, such calculations shall be made and such other action shall be taken on the next succeeding Business Day.

Section 1.04            Currency.

Unless otherwise provided, all amounts herein are stated in Canadian Dollars.

Section 1.05            Schedules.

The following schedules annexed hereto are incorporated herein by reference and are deemed to be part hereof:

Schedule A -      Form of Purchase Notice

Schedule B -      Sellers' and Servicers' Addresses

Schedule C -      Forms of Servicing Report

Schedule D -      Credit and Collection Policies

Article II
PURCHASE AND SALE OF LOANS

Section 2.01            Purchases and Sales of Purchased Assets pursuant to Purchase Notices.

(a)         Upon the terms and subject to the conditions set forth herein, no more than one (1) time per calendar week, the Sellers may, on any Business Day prior to receipt of a Receivables Sale Termination Notice, deliver a completed Purchase Notice to the Purchaser requiring the Purchaser to purchase Eligible Receivables and Pending Eligible Receivables as well as the Related Rights and relevant Collections from the Sellers either (i) on the Thursday of any week, provided that if such day is not a Business Day, it shall be the next succeeding Business Day or (ii) on the third Business Day which follows the delivery of any Purchase Notice.

(b)         Subject to the satisfaction of the conditions precedent set forth in Article VIII hereof, on the Purchase Date specified in each Purchase Notice, the Purchaser shall purchase from the Sellers, and the Sellers shall sell, transfer and assign to the Purchaser, as of and from the applicable Cut-Off Date, all of the Sellers' right, title and interest in and to the Purchased Assets identified in the Purchase Notice. The single purchase price for the applicable Purchased Assets shall be the fair market value of such Purchased Assets and composed of two elements: (i) an immediate cash payment to the Sellers in the amount of the applicable Closing Payment; and (ii) a deferred amount equal to the difference between the fair market value of such Purchased Assets and the Closing Payment which shall be payable to the Sellers (as deferred purchase price).

(c)         Subject to the conditions set forth in Article VIII, during the Revolving Period, the Sellers hereby agree to sell, transfer, assign, set over and convey to the Purchaser, in accordance with the terms hereof (i) all Eligible Receivables and (ii) any Pending Eligible Receivables, originated by the Sellers.

(d)         Each Purchase contemplated in Section 2.01(a) shall be effective immediately upon the payment by the Purchaser to the Sellers of the applicable Closing Payment as set out in the relevant Purchase Notice, and following the completion of each such sale, transfer and assignment, all Collections paid and payable with respect to the applicable Purchased Assets from and after the applicable Cut-Off Date will be the property of the Purchaser and will be deposited to the Transaction Account in accordance with Section 6.03.

(e)         In respect of any Purchase and the related sale, assignment and/or transfer of the relevant Related Rights, all of the Sellers' right, title and interest in the relevant Insurance and the Master Insurance Policies and all moneys which may at any time be or become payable thereunder or in connection therewith or be derived therefrom, including, without limitation, income, bonuses, additions, profits, payments, distributions, withdrawals, proceeds and other increments and any interest thereon together with all moneys otherwise held or accumulated in connection with or for the purposes of the Master Insurance Policies with full and irrevocable power to recover, receive and grant receipts for all or any of such moneys and to surrender, assign and otherwise dispose of or deal with the same shall be assigned to the Purchaser on the Purchase Date.

Section 2.02            Disqualified Receivables.

If at any time after the applicable Purchase Date any Seller discovers or receives written notice from the Purchaser that an eligibility requirement contained in the definition of "Eligible Receivables" or, to the extent that any Receivable is affected by such breach, any representation or warranty given under Section 3.01(nn) by the Sellers and the Servicers was not satisfied with respect to any Receivable on the related Cut-Off Date and the relevant Purchase Date, the relevant Seller shall pay to the Purchaser by deposit to the Transaction Account by no later than the immediately following Business Day an amount equal to the Outstanding Balance of such Receivable plus accrued interest thereunder. Upon the payment of such amount to the Purchaser, the Purchased Assets related to such Receivable will be hereby sold by the Purchaser to the relevant Seller without any representation or warranty (whether express, implied, statutory or otherwise) by or on behalf of the Purchaser. Upon payment of such amount, any incorrectness in any representation or warranty related to such Receivable shall be deemed to have been rectified. The amount deposited to the Transaction Account shall be a Deemed Collection hereunder.

Article III
REPRESENTATIONS AND WARRANTIES

Section 3.01            Representations and Warranties of the Sellers and the Servicers on each Purchase Date.

The Sellers and the Servicers, on a joint and several basis, represent and warrant to the Purchaser as of the date of this Agreement, on each Reporting Date and on each Purchase Date (except as otherwise specified below) that:

(a)         it is duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all necessary power, capacity and authority to (i) carry on its business as presently carried on by it and (ii) execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder;

(b)         it has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement;

(c)         the execution and delivery by it of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations under this Agreement or thereunder:

(i)	are within its organizational powers and have been duly authorized by its Organizational Documents;

(ii)	will not require any authorization, consent, approval, order, filing, registration or qualification by or with any Governmental Authority, except those that have been obtained and are in full force and effect;

(iii)	do not violate any provision of (i) any Applicable Law or of any order, writ, injunction or decree presently in effect having applicability to it save to the extent that any violation has not had and could not reasonably be expected to have a Material Adverse Effect; or (ii) its Organizational Documents;

(iv)	will not contravene or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it may be bound or affected; and

(v)	will not result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the assets now owned or hereafter acquired by it, in each case, other than pursuant to the Transaction Documents.

(d)         this Agreement and each of the other Transaction Documents to which it is a party have been duly authorized, executed and delivered by it;

(e)         this Agreement has been duly executed and delivered by the General Partner on behalf of the Purchaser, in its capacity as general partner of the Purchaser and in its own capacity;

(f)         each Transaction Document to which it is a party constitutes (or will, when executed and delivered constitute) its legal, valid and binding obligation enforceable against it in accordance with its terms, subject only to the discretion that a court may exercise in granting equitable remedies and any limitation under laws relating to bankruptcy, insolvency, moratorium, fraudulent preference, reorganization or other laws affecting creditors' rights generally from time to time in effect;

(g)         each Seller Party has complied with all Applicable Laws except to the extent that non-compliance does not have or could not reasonably be expected to have a Material Adverse Effect;

(h)         there are no actions, suits, investigations, litigation or proceedings at law or in equity or by or before any Governmental Authority, in arbitration now commenced, or to the best of its knowledge, pending or threatened against or affecting any Seller Party which has not previously been disclosed by such Person to (and waived in writing by) the Purchaser and that:

(i)	asserts the invalidity of this Agreement or any other Transaction Document;

(ii)	seeks to prevent the grant of a security interest in any Purchaser Party Assets by the Purchaser, the ownership or acquisition by the Purchaser of any Eligible Receivables or other Purchaser Party Assets or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or

(iii)	could otherwise (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect if determined against such Person.

(i)         (i) no Insolvency Event has occurred in respect of any Seller Party and no step has been taken or is intended to be taken by it or, to the best of its knowledge and belief, by any other Person that would constitute an Insolvency Event in respect of such Person and (ii) giving effect to the transactions contemplated by this Agreement and the other Transaction Documents will not cause an Insolvency Event with respect to any Seller Party to occur;

(j)         with respect to each Receivable sold or contributed to the Purchaser, the Purchaser has given reasonably equivalent value to the Sellers in consideration therefor and such transfer was not made for or on account of an antecedent debt;

(k)         there has been no Material Adverse Effect that is continuing on the ability of the Servicers to service and collect the Collections with respect to the Receivables;

(l)         no transfer by the Sellers of any Receivable to the Purchaser under this Agreement is or may be voidable under any section of any Insolvency Law or otherwise (including, for the avoidance of doubt, under any assignments for the benefit of creditors, preferences and fraudulent conveyances laws of Canada or any Province therein or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally);

(m)         assuming the filing of the financing statements or other similar instruments or documents necessary under the PPSA approved by it on the Closing Date, this Agreement, together with the applicable Purchase Notice and such financing statements or documents, effects a valid and perfected assignment of the relevant Receivables described in such Purchase Notice to the Purchaser, free and clear of any Lien except for Permitted Encumbrances;

(n)         prior to any Purchase, the Sellers are the legal and beneficial owners of each Receivable sold or contributed to the Purchaser pursuant to such Purchase free and clear of any Lien except for Permitted Encumbrances;

(o)         following any Purchase, the Purchaser will be the legal and beneficial owner of each Receivable sold or contributed to it pursuant to such Purchase free and clear of any Lien except for Permitted Encumbrances;

(p)         its principal place of business, chief executive office and registered office are located at the addresses set forth under its name on the signature pages hereto and the offices where it keeps all Records held by it are located at the addresses set out in Schedule B hereto or such other addresses as the Sellers shall from time to time notify the Purchaser;

(q)         the Transaction Account constitutes an "Intangible" within the meaning of the PPSA and the Purchaser or the General Partner, as applicable, has good and marketable title to the Transaction Account, free and clear of any Lien;

(r)         each of the Seller Collections Accounts constitutes an "Intangible" within the meaning of the PPSA and the Sellers have good and marketable title to the Seller Collections Accounts, free and clear of any Lien;

(s)         [Reserved.];

(t)         the Purchaser has not granted any Person (other than its lenders, the Servicers and their respective assigns) access to or control of the Transaction Account held in its name, or the right to take dominion and control of the Transaction Account at a future time or upon the occurrence of a future event;

(u)         the Sellers have not granted any Person (other than its lenders, the Servicers and their respective assigns) access to or control of the Seller Collections Accounts held in their name, or the right to take dominion and control of the Seller Collections Accounts at a future time or upon the occurrence of a future event;

(v)         save to the extent previously disclosed in writing, no event has occurred and is continuing and no condition exists, that constitutes or may reasonably be expected to constitute a Servicer Termination Event, a Collateral Trigger Event, a Level 2 Regulatory Trigger Event, an Amortization Event or an Event of Default;

(w)         any written information furnished by it pursuant to the Transaction Documents including each Purchase Notice and any information relating to the Receivables and all information set out in each Servicing Report (the "Information") is true and correct in all material respects as of its date and no such Information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading;

(x)         it is not a non-resident of Canada within the meaning of the ITA and has timely (taking into account any extensions) (i) filed all tax returns (federal, provincial, state, foreign and local) required to be filed by it and (ii) paid, or caused to be paid, all Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP;

(y)         no transaction contemplated by any Transaction Document will require compliance by it with any bulk sales act or similar law;

(z)         it (A) is not a Sanctioned Person, (B) has no assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, or (C) does not do business in or with, or derive any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law or directive enforced by any sanctions authority;

(aa)       none of (i) the Seller Parties, nor any of their directors or officers or (ii) to the knowledge of the Purchaser Parties, any employee, Affiliate or agent of the Seller Parties, is a Sanctioned Person;

(bb)      each Seller Party:

(i)	is not in violation in any material respect of any Anti-Terrorism Law and does not engage in or conspire to engage in any material respect in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law;

(ii)	is not a Blocked Person; and/or

(iii)	does not (A) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224;

(cc)       each Seller Party has implemented and maintains in effect policies and procedures designed to ensure its compliance and the compliance of its respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions and it and its respective officers and directors and, to its knowledge, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in it being designated as a Sanctioned Person;

(dd)       to the best of its knowledge, no event has occurred that has had a Material Adverse Effect which has not previously been disclosed by such Person in writing;

(ee)       it possesses all material consents, authorizations, approvals, orders, licenses, franchises, permits, certificates and accreditations and all other appropriate regulatory authorities necessary to conduct its business, and the Sellers and the Servicers have not received any notice of proceedings relating to the revocation or modification of any such consents, authorizations, approvals, orders, licenses, franchises, permits, certificates or accreditations, and the Sellers are in compliance with all laws, rules, regulations and ordinances of all applicable Governmental Authorities, including, without limitation, all applicable provincial regulations and similar rules in the jurisdictions in which it operates, except to the extent that any such non-compliance would not reasonably be expected to have, either individually or in aggregate, a Material Adverse Effect;

(ff)       no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Sellers or the Servicers or their business, properties, prospects, operations or financial condition, that would reasonably be expected to result, either individually or in aggregate, in a Material Adverse Effect;

(gg)       it is in compliance with all Data Requirements, and, in particular, all consents necessary under Privacy Laws are in place to permit: (i) it to share such personal information with the Purchaser and each other Servicer, and (ii) the Purchaser and each other Servicer to use and disclose such personal information for the purposes intended hereby;

(hh)       it has not received from any Person or been required to give to any Person any notice, regarding any offense or alleged offense under Data Requirements, including any incident concerning or affecting Customer Data which gives rise to an obligation under Privacy Laws to notify a regulator;

(ii)         it has not experienced loss or theft of any Customer Data, or accidental or unauthorised disclosure or access to Customer Data, including any unauthorized intrusions or security breaches of any IT asset which is owned or leased by it, in which Customer Data or other sensitive or confidential information (in each case, in its control or possession) was stolen or improperly accessed, used, or disclosed;

(jj)         it has not received notice from any of its suppliers of IT assets that are not owned or leased by the it that any Customer Data, or other sensitive or confidential information (in each case, in its control or possession) was stolen or improperly accessed, used, or disclosed;

(kk)       each of the Master Insurance Policies is a good, valid and subsisting insurance contract that has been fully paid up and in force and has not been forfeited, assigned (other than by the Sellers to the Purchaser pursuant to the terms of this Agreement and by the Purchaser by the granting of liens to its lenders in respect of all of its present and after-acquired personal property), terminated or otherwise disposed of or rendered void or voidable, and the Sellers have a good right and full power to assign the Master Insurance Policies hereunder;

(ll)         each Seller's interest in each of the Master Insurance Contracts with respect to the Purchased Receivables originated by it is freely assignable by the relevant Seller to the Purchaser and all of the Purchaser's rights, title and interest therein is freely assignable by the Purchaser, in each case without any authorization, consent, approval, order, filing, registration or qualification by or with any Governmental Authority or any third party including any Insurer, except those that have been obtained and are in full force and effect;

(mm)     no assignment of the Master Insurance Contracts or other disposal thereof in any way prejudicial to or inconsistent with the Security Interest or the Transaction Documents has been made as of the date hereof or will be made subsequent to the date hereof;

(nn)      as to the Receivables generally:

(i)	each Receivable identified as an Eligible Receivable in a Servicing Report or Purchase Notice that includes such Receivable was an Eligible Receivable with respect to its Purchase Date and the relevant Cut-off Date;

(ii)	the Sellers or the Servicers, as applicable, have full power, authorization, permits, licenses and other authority to hold, enforce, and make the loans (or other extensions of credit) evidenced by the Receivables and all such Receivables;

(iii)	all Records comprising such Receivables are genuine and enforceable;

(iv)	all Underlying Agreements in respect of Receivables have been duly authorized, executed, delivered by the parties whose names appear thereon and are valid and enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws relating to the enforcement of creditors rights' or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and consumer protection laws;

(v)	the form and content of all Underlying Agreements in respect of Receivables comply in all material respects (and in any event in all material respects necessary to maintain and ensure the validity and enforceability of the Receivables) with any and all Applicable Laws, rules and regulations;

(vi)	the original amount and unpaid balance of each Receivable on the Sellers' or the Servicers' Records, including without limitation this Agreement, is and will be the true and correct amount actually owing to the Purchaser as of the Purchase Date for such Receivable and is not, to the best of each Seller's and each Servicer's knowledge, subject to any claim of reduction, counterclaim, set-off, recoupment or any other claim, allowance or adjustment; and no Seller or Servicer has any knowledge of any fact which would impair the validity or collectability of any Receivable;

(vii)	the Sellers have made an adequate credit investigation of the Obligor of each Receivable and has determined that his or her credit is satisfactory and meets the standards generally observed by prudent finance companies that are in the business of making unsecured multi-pay subprime consumer installment loans, and is in conformity in all material respects with the Credit and Collection Policies;

(viii)	the sale and transfer of the Receivables in accordance with the terms hereof shall be valid and free from all Taxes, Liens and charges with respect to the transfer thereof, enforceable against creditors of, and purchasers from, the relevant Seller, and upon receipt of the Receivables hereunder, the Purchaser will be vested with good and marketable title to the Purchased Assets related thereto, free and clear of all Taxes, Liens and charges with respect to the transfer thereof and shall be able to enforce the Receivables in accordance with their terms; and

(ix)	the Purchased Assets in respect of any Purchase have been selected by the Sellers in a manner that is not adverse to the interests of the Purchaser; and

(x)	as of the Closing Date, the Credit and Collection Policies are final, complete, approved and in effect.

The representations and warranties made above shall survive the execution and delivery of this Agreement and each Purchase notwithstanding any investigations or examinations which may be made by or on behalf of the Purchaser and the Purchaser shall be deemed to have relied on such representations and warranties in the making or funding, as applicable, of each Purchase.

Section 3.02            Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Sellers and the Servicers as of the date of this Agreement, and each Purchase Date that:

(a)         the Purchaser has been formed and is existing as a limited partnership under the laws of the Province of Ontario and none of its Organizational Documents have been amended or rescinded;

(b)         the General Partner is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all necessary power, capacity and authority to (i) carry on its business as presently carried on by it, including in its capacity as general partner of the Purchaser, (ii) execute and deliver each Transaction Document to which the Purchaser is a party and to perform the Purchaser's obligations thereunder, in each case, in its capacity as general partner of the Purchaser, and (iii) execute and deliver the Partnership Agreement and each Transaction Document to which it is or will be a party and to perform its obligations thereunder;

(c)         the Partnership Agreement grants to the General Partner all necessary power and authority to, in its capacity as general partner of the Purchaser enter into and perform the obligations of the Purchaser under this Agreement and each other Transaction Document to which the Purchaser is or will be a party or by which it is or will be bound;

(d)         this Agreement and the Transaction Documents to which it is party have been duly executed and delivered by it; and

(e)         this Agreement has been duly executed and delivered by the General Partner on behalf of the Purchaser, in its capacity as general partner of the Purchaser and in its own capacity. Each Transaction Document to which the Purchaser is a party constitutes (or will, when executed and delivered constitute) a legal, valid and binding obligation of the Purchaser and the General Partner, enforceable against each of them, in accordance with its terms, subject only to the discretion that a court may exercise in granting equitable remedies and any limitation under laws relating to bankruptcy, insolvency, moratorium, fraudulent preference, reorganization or other laws affecting creditors' rights generally from time to time in effect. Each Transaction Document to which the General Partner is party constitutes (or will, when executed and delivered constitute) a legal, valid and binding obligation of the General Partner, enforceable against it, in accordance with its terms, subject only to the discretion that a court may exercise in granting equitable remedies and any limitation under laws relating to bankruptcy, insolvency, moratorium, fraudulent preference, reorganization or other laws affecting creditors' rights generally from time to time in effect.

The representations and warranties made above shall survive the execution and delivery of this Agreement and each Purchase notwithstanding any investigations or examinations which may be made by or on behalf of the Sellers and the Servicers and each of the Sellers and the Servicers shall be deemed to have relied on such representations and warranties in the completing each Purchase.

Article IV
COVENANTS

Section 4.01            General Covenants of the Sellers and the Servicers.

The Sellers and the Servicers, on a joint and several basis, covenant with the Purchaser:

(a)         to not:

(i)	change its name, identity; legal structure or Organizational Documents; or

(ii)	permit itself to merge, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, without the prior written consent of the Purchaser (not to be unreasonably withheld);

(b)         to ensure that the Seller Parties maintain in effect and enforce policies and procedures designed to ensure compliance by the Seller Parties and their respective directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions;

(c)         to promptly obtain, comply with the terms of and do all that is necessary and within its control to maintain in full force and effect all authorizations which are at any time required in or by all Applicable Laws in connection with the performance of its duties and obligations under the Transaction Documents to which it is a party or to ensure the legality, validity, enforceability and admissibility in evidence of the Transaction Documents, except to the extent that a failure to do so has not had or could not reasonably be expected to have a Material Adverse Effect;

(d)         to each ensure at all times that it possesses all material consents, authorizations, approvals, orders, licenses, franchises, permits, certificates and accreditations and all other appropriate regulatory authorities necessary to conduct its business, and that it complies with all laws, rules, regulations and ordinances of all applicable Governmental Authorities, including, without limitation, all applicable provincial regulations and similar rules in the jurisdictions in which it operates, except to the extent that any such non-compliance would not reasonably be expected to have, either individually or in aggregate, a Material Adverse Effect;

(e)         to not, other than the ownership and security interests contemplated by the Transaction Documents (i) sell, assign (by operation of law or otherwise) or dispose of any part of the Purchased Assets (except as provided herein); (ii) take any action which may cause the validity, effectiveness or enforceability of the Purchased Assets to be impaired; or (iii) take or omit to take any action which may cause an Adverse Claim to attach or extend to or otherwise burden any part of the Purchased Assets or with respect to any Underlying Agreement under which any Receivable arises, or assign any right to receive income with respect thereto, and to defend the right, title and interest of the Purchaser in, to and under any of the foregoing property, against all claims of third parties claiming through or under it;

(f)         to comply with all terms of each of the Master Insurance Contracts;

(g)         to not amend the terms of any Master Insurance Contract in any manner that would have a material adverse effect on the interests of the Purchaser, including changes in the premium or the cash flows and cash management arrangements pursuant to the Master Insurance Marketing Agreement, during the term of the Transaction Documents without the consent of the Purchaser;

(h)         to not terminate, cancel, or surrender or permit the termination, cancellation or alteration of any Master Insurance Contract with any Seller during the term of the Security Interest or the Transaction Documents without the prior written consent of the Purchaser, provided that consent to a termination or cancellation of a Master Insurance Contract shall only be provided if it is replaced by one or more replacement Master Insurance Policies (including an existing Master Insurance Policy that is extended to cover the Receivables originated by such Seller that were subject to the Master Insurance Contract that is terminated, cancelled or surrendered) on substantially the same terms (including the corresponding Master Insurance Marketing Agreement that governs the relationship of such Seller and relevant Insurer with respect to the Master Insurance Policy) and which provide(s) substantially the same risk coverage of the Obligors and Receivables and substantially the same coverage of the proportion of the Purchased Receivables in respect of which Insurance is place, as is provided by the Master Insurance Policies in effect on the Closing Date, within (i) if such Master Insurance Policy ceases to be in effect following receipt of notice of its termination from an Insurer or due to notification by such Seller to an Insurer that such Seller is terminating a Master Insurance Policy (in each case in accordance with the terms of the relevant Master Insurance Policy), a period of time equal to the contractual termination period specified in such Master Insurance Policy, and (ii) if a Master Insurance Policy is otherwise terminated, within 180 days of the relevant Master Insurance Policy ceasing to be in effect;

(i)         in the event that it becomes aware that any Insurer intends to terminate a Master Insurance Contract, to provide notice to the Purchaser of such intention to terminate such Master Insurance Contract promptly upon becoming aware of such intention;

(j)         to comply with all Applicable Laws (including, without limitation, Privacy Laws) rules, regulations, orders, judgments, injunctions, awards or decrees applicable to the Sellers or the Purchased Assets, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(k)         to ensure that neither a Seller Party nor, to a Seller Party's knowledge, any of such Seller Party's agents, shall (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law;

(l)            to keep and maintain all Records in accordance with GAAP and Applicable Law at the location listed in Schedule B hereto or such other location as it may notify to the Secured Parties from time to time; provided that it shall provide such Persons with written notice of such change not later than ten (10) calendar days thereafter:

(i)	maintain adequate back-ups of the Records;

(ii)	ensure that the Records, to the extent that they relate to Receivables, are held to the order and on trust for the Purchaser and comply with all reasonable instructions of the Purchaser in relation to the Records to the extent that they relate to Receivables;

(iii)	keep and maintain Records adequate to permit, on and following the Effective Date, the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable; and

(iv)	to timely and fully perform and comply with all provisions, covenants and other promises required to be observed by the Sellers under the Purchased Assets, and timely and fully comply in all material respects with the Credit and Collection Policies with regard to each Purchased Asset;

(m)          to vest legal and equitable title to the Purchased Assets irrevocably in the Purchaser or the General Partner, as applicable, free and clear of any Liens other than Permitted Encumbrances;

(n)          to timely (taking into account any extensions) (i) file all tax returns (federal, state, provincial, foreign and local) required to be filed by it and (ii) pay, or cause to be paid, all Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP;

(o)          to notify the Purchaser at least twenty (20) Business Days prior to changing the jurisdiction in which it is organized or the jurisdiction in which its principal place of business, chief executive office or registered office is located;

(p)          to promptly, and in any event within five (5) Business Day, notify the Purchaser of (i) any amendment, limitation or restriction of any license issued to any Seller by a regulatory authority relating to the carrying on by any Seller of its business if such amendment, limitation or restriction would have a Material Adverse Effect; and (ii) any revocation of any license issued to any Seller by a regulatory authority relating to the carrying on by any Seller of its business;

(q)          to promptly, and in any event within one (1) Business Day, notify the Purchaser of the occurrence of any Event of Default, Amortization Event or Servicer Termination Event or of any event which, with the giving of notice or the passage of time, or both, could become an Amortization Event or a Servicer Termination Event;

(r)           to ensure that any collection, use, transfer or disclosure of Customer Data is in compliance with Data Requirements, and, in particular, ensure that all consents are in place that are necessary under Privacy Laws for: (i) it to share such Customer Data with the Purchaser, each other Servicer and the Verification Agent; and (ii) the Purchaser, each other Servicer and the Verification Agent to use and disclose such Customer Data for the purposes intended under the Transaction Documents;

(s)           to promptly (and in any event within 5 Business Days) notify the Purchaser:

(i)	if it receives from any Person or has been required to give to any Person any notice regarding any offense or alleged offense under Data Requirements;

(ii)	if it receives notice from any of its suppliers of IT assets that are not owned or leased by the it that any Customer Data or other sensitive or confidential information (in each case, in its control or possession) was stolen or improperly accessed, used, or disclosed;

(iii)	of the occurrence of:

(A)	any loss or theft of any Customer Data, or accidental or unauthorised disclosure or access to Customer Data, including any unauthorized intrusions or security breaches of any IT asset which is owned or leased by it, in which Customer Data or other sensitive of confidential information was stolen or improperly accessed, used, or disclosed;

(B)	any other actual, potential or suspected incident concerning or affecting Customer Data which has or could reasonably have a significant impact on the security of Customer Data; or

(C)	any incident concerning or affecting Customer Data which gives rise to an obligation under Privacy Laws to notify a regulator,

and in each case, the Sellers and the Servicers (as applicable) shall provide a summary of the steps that they have undertaken to remedy and address such circumstances and shall keep the Purchaser reasonably and regularly appraised of the results of such steps and its communications with, and the directions of, the relevant regulator(s);

(t)           to record the sale of the Purchased Assets to the Purchaser as a sale for financial accounting and other reporting purposes or, if GAAP, does not permit such presentation, to disclose in its audited financial statements that the Purchased Assets have been sold to the Purchaser;

(u)           to make notations in its books, records, documents and instruments relating to the Purchased Assets to evidence the interest of the Purchaser therein;

(v)           to furnish to the Securitization Entity and any Person providing financing under the Securitization Documents promptly (but in any event within three (3) Business Days of becoming aware of such occurrence) written notice of the following any proposal by any Seller to increase the Intercompany Debt above the amount of Intercompany Debt outstanding as of the Closing Date;

(w)           to keep each Receivable segregated and identifiable by reference to the details thereof which are electronically stored in the computer systems of the Servicers at any time;

(x)           to, from time to time at its expense, promptly execute and deliver all instruments and documents and make or cause to be made all filings, recordings, registrations and take all other actions in each applicable jurisdiction, including in each jurisdiction in which any of the Obligors is located, such as are necessary to validate, preserve, perfect or protect the ownership interest of the Purchaser in the Purchased Receivables, provided that the Sellers shall not be required, whether under this paragraph or otherwise, to amend any registrations or make new registrations against any Obligors to reflect any of the transactions contemplated herein or in the Transaction Documents, unless such amendments or new registrations are required under Applicable Law in order to ensure the continued perfection of the Purchaser's interest in the Purchased Receivables; and

(y)           to make arrangements with the Seller Collections Account Bank to permit any representatives designated by the Purchaser (including any delegates of the Purchaser) to have the same log-in real-time electronic view rights that the Sellers and Servicers hold in order to at any time to view the Seller Collections Accounts balances and payments activities.

Section 4.02            Further Assurances.

The Sellers, the Servicers and the Purchaser, upon written request from the other, will from time to time make, do, execute, endorse, acknowledge and deliver or cause and procure to be made, done, executed, endorsed, acknowledged, filed, registered and delivered any and all further acts and assurances, including without limitation, any conveyance, deed, transfer, assignment or other instrument in writing as, in the opinion of either of such Persons, may be necessary or desirable to give effect to this Agreement and the transactions provided for in this Agreement and will take all such other action as may be required or desirable for more effectually and completely vesting the Purchased Assets acquired by the Purchaser.

Article V
SERVICING OF PORTFOLIO

Section 5.01            Appointment of the Servicers.

(a)         The Purchaser hereby appoints each of CURO Canada Corp. and LendDirect Corp. to act as Initial Servicers and be the Purchaser's agent for the purposes of servicing respectively the Purchased Assets originated by each of them in them as set out in this Article V (it being acknowledged and agreed that the purchase of the Purchased Assets made hereunder is made on a fully-serviced basis in accordance with this Agreement) and each of CURO Canada Corp. and LendDirect Corp. hereby accepts such appointment. In this Agreement, each reference to an Initial Servicer acting in respect of Receivables should be interpreted as CURO Canada Corp. and LendDirect Corp. acting as Initial Servicer and be the Purchaser's agent for the purposes of servicing respectively the Purchased Assets originated by each of them.

(b)         The Servicers may, with the Purchaser's prior consent, subcontract with any appropriately-qualified Person (including an affiliate) for the servicing of the Purchased Assets; provided that no such consent shall be required in connection with any such subcontracting to collection agencies, debt buyers and law firms in the ordinary course of business and as is customary in the consumer credit industry; and provided further that the Servicers will remain liable to the Purchaser for the performance of the duties and obligations so subcontracted, including for any losses, claims or liabilities resulting from the acts or omissions of such Person, and all other duties and obligations of the Servicers set forth in this Article V, and the Purchaser shall have the right to look solely to the Servicers for performance of such duties and obligations. LendDirect Corp. hereby appoints CURO Canada Corp., and CURO Canada Corp. hereby accepts such appointment, as sub-servicer in respect of the Receivables originated by LendDirect Corp., and the Purchaser hereby consents to such appointment. The parties agree that no sub-servicing fee shall be required and CURO Canada Corp. and LendDirect Corp. shall jointly make and file an election under section 150 of the Excise Tax Act (Canada) to exempt the sub-servicing of the Receivables from any goods and services tax/harmonized sales tax.

Section 5.02            Servicing of Portfolio.

During the term of this Agreement, unless a replacement Servicer is designated by the Purchaser pursuant to Section 7.02, the Servicers covenant, on a joint and several basis, to service the Purchased Assets using a degree of skill, care and attention that accords with customary and usual procedures employed by servicers in connection with the servicing of property of the type included in the Purchased Assets and in accordance with the Credit and Collection Policies, and subject to and in accordance with the provisions of this Agreement. Without limiting the generality of the foregoing, the Servicers, unless a replacement Servicer is designated by the Purchaser pursuant to Section 7.02, shall and covenants to:

(a)         assist and collaborate with the Back-up Servicer and the Verification Agent as may be reasonably necessary or desirable to allow them to perform their duties under the Transaction Documents;

(b)         maintain up-to-date Records at all times in respect of the Purchased Assets;

(c)         hold the Records in trust for the Purchaser and at any time and from time to time during regular business hours, but not more than once in any 12 month period prior to the occurrence of an Amortization Event, permit the Purchaser, its agents or representatives upon five (5) Business Days' prior notice to (i) examine and make copies of all such Records in the possession (or under the control) of the Servicers; and (ii) visit the offices and properties of the Servicers for the purpose of examining such Records and discussing matters relating to the Purchased Assets and the Servicers' performance under the Purchased Assets or hereunder with any of the Servicers' officers or employees having knowledge of such matters;

(d)         (i) ensure that all required Records with respect to Receivables are maintained in either physical or electronic form at one of the Servicers' addresses identified in Schedule B; and (ii) subject to the foregoing, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate the required Records relating to Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the administration and collection of all Purchased Assets;

(e)         direct its auditors to assist the Purchaser's auditors (if they are not the same auditors) to the extent and in such manner as is required for the Purchaser's auditors to report on the status of the Purchased Assets;

(f)         timely and fully perform and comply with all terms, covenants and other provisions of the Purchased Assets required to be performed and observed by it or the Purchaser;

(g)         comply in all respects with the Credit and Collection Policies in regard to each Purchased Receivable;

(h)         not, without the prior written consent of the Purchaser, make any change in the Credit and Collection Policies;

(i)         not extend, amend or otherwise modify or waive any term or condition of any Purchased Assets;

(j)         use its commercially reasonable efforts to collect all Receivables payable in respect of the Purchased Assets, all in accordance with all Applicable Law, the provisions hereof and the Credit and Collection Policies;

(k)         make all payments payable by it to government agencies and others where a statutory lien or deemed trust might arise having priority over the Purchaser's interest in any part of the Purchased Assets; provided that the Servicers may protest the payment of any such amounts if it is acting in good faith and it either provides the Purchaser with cash in an amount sufficient to satisfy the same or otherwise satisfies the Purchaser, acting reasonably, that its interests are not prejudiced thereby;

(l)         as soon as possible, effect all filings or recordings with respect to the Purchaser's interest in all Related Rights necessary by law or reasonably prudent or desirable for the perfection and protection of such interest and all appropriate renewals or amendments thereof; provided, however, that, except as otherwise contemplated in the Transaction Documents, the Servicers shall not be required to effect any such filings or recordings to reflect the Purchaser as the secured party of record in connection with any security forming part of the Related Rights;

(m)       promptly, from time to time, furnish to the Purchaser such documents, records, information or reports in respect of the Purchased Assets or the conditions or operations, financial or otherwise, of the Servicers as may be in existence in written form or, if available in databases maintained by the Servicers, as may be produced with existing software as the Purchaser may from time to time reasonably request; and

(n)        on or before each Weekly Settlement Date and Reporting Date, prepare and deliver to the Purchaser a Servicing Report relating to the Receivables payable in respect of the Purchased Assets as of the close of business on the last day of the immediately preceding Collection Period and the settlement transactions to be completed on the Weekly Settlement Date related to such Collection Period.

Section 5.03            Power of Attorney.

The Purchaser hereby constitutes and appoints the Servicers as the true and lawful attorneys of the Purchaser, with full power of substitution, to execute, deliver and register, for and on behalf of and in the name of the Purchaser, such documents, instruments or agreements which may be necessary or desirable to enable the Servicers to perform its obligations as servicer of the Purchased Assets which are set out in this Agreement. The Servicers agree, on a joint and several basis, that they will not exercise such power of attorney for any other purpose whatsoever. For greater certainty and without limiting the generality of the foregoing, the Purchaser hereby grants to the Servicers a power of attorney and a mandate for the purposes of executing and registering, on behalf of the Purchaser, any and all acquittances, mainlevées, radiations, reductions, retrocessions and all other documents for the purposes of discharging, releasing, reassigning, retroceding, waiving or subordinating in the ordinary course of business any rights or registration resulting from the Receivables included in the Purchased Assets, including endorsing the Purchaser's name on any consents, filings, registrations or other documents in furtherance thereof.

Section 5.04            Deemed Collections.

If any Receivable payable in respect of any Receivable that is a Purchased Asset is either (i) reduced or cancelled as a result of any breach by the Sellers or the Servicers of the terms of such Receivable, or (ii) reduced or cancelled as a result of a set-off in respect of any claim by the applicable Obligor against the Sellers, the Servicers or the Purchaser other than as a result of an act or omission of the Purchaser (whether such claim arises out of the same or a related transaction or an unrelated transaction) (each such event a "Deemed Collection"), the Servicers shall be deemed to have received for the Purchaser's account on the day of such reduction, cancellation or set-off, a Collection of such Receivable in the amount of such reduction, cancellation or set-off, and shall deposit to the Transaction Account within one (1) Business Day such amount subject to Section 5.05.

Section 5.05            Application of Collected Amounts.

All Collections received by the Servicers from Obligors in connection with the Purchased Assets shall, subject to the terms of the applicable contracts with the Obligors, be allocated in the following order of priority:

(a)         firstly, to late charges in respect of Receivables;

(b)         secondly, to the payment of interest;

(c)         thirdly, to the payment of principal amounts then due;

(d)         fourthly, to the payment of Insurance premiums; and

(e)         fifthly, to the payment of additional principal amounts.

Section 5.06            Servicer Advances.

The Servicers will be required to make payments in respect of insurance premiums, taxes, late payments or costs and expenses associated with the enforcement and protection of the Purchaser's rights under any Purchased Assets, or legal fees or disbursements of counsel in connection with any of the foregoing, from its own funds, all in accordance with the practices followed from time to time by the Sellers in the normal course of its business in applying the Credit and Collection Policies. To the extent that any Servicer makes a payment from its own funds or other property to pay on behalf of the Purchaser such expenses, such Servicer shall be entitled to reimbursement therefor.

Article VI
CASH MANAGEMENT AND INSURANCE

Section 6.01            Transaction Account.

The Sellers and the Servicers acknowledge that the Transaction Account (including all amounts deposited therein from time to time and any investments made with such amounts) is the property of the Purchaser and not of the Sellers or the Servicers.

Section 6.02            Purchaser Discretions.

The Sellers and the Servicers acknowledge that the Purchaser may in its discretion:

(a)         notify any Insurer of the ownership of and/or Sellers Security Interest (as defined in the Sellers Security Agreement) in the Purchased Assets and/or direct any Insurer to pay any proceeds of the Insurance directly to an account specified by the Purchaser;

(b)         notify any Obligors or any other person obligated on an account, chattel paper or instrument of the ownership of the Receivables and notify them to make payments to the party specified by the Purchaser (whether or not any Seller or Servicer was previously making collections on such accounts, chattel paper or instruments) or direct the Sellers or the Servicers, as applicable, to notify the Obligors, at the Purchaser's expense, of the ownership of the Receivables and to notify the Obligors or any other person obligated on an account, chattel paper or instrument to make payments to the party specified by the Purchaser (whether or not any Seller or Servicer was previously making collections on such accounts, chattel paper or instruments) (and the identity of the owner may be withheld in any such notification); and

(c)         deliver one or more Turnover Requests (as defined in and pursuant to the Intercreditor Agreement) to the Seller Collections Accounts Bank.

Section 6.03            Deposit of Collections.

All Collections in respect of the Purchased Receivables shall be deposited by the Sellers and the Servicers into the Transaction Account within one (1) Business Day of the date of receipt by the Servicers or the Sellers and will, until so deposited, be held in the Seller Collections Accounts in trust for the Purchaser.

Section 6.04            Payment Terms.

(a)         All amounts to be paid or deposited by the Sellers, the Servicers, any replacement Servicer hereunder will be paid or deposited on the day when due in same day funds.

(b)         The Sellers and the Servicers will make all payments required to be made hereunder without deduction or set-off (except as expressly permitted hereunder) regardless of any defence or counterclaim.

(c)         Notwithstanding any other provisions of this Agreement or any other Transaction Document to the contrary, all Collections and any amounts paid by the counterparty under any Interest Rate Caps (for the avoidance of doubt, including any payments upon a termination of any Interest Rate Cap) or proceeds of sale of any Interest Rate Cap on deposit in the Transaction Account and any interest earned thereon as of the last Business Day of the relevant Collection Period (and, following the occurrence of an Event of Default, any proceeds of enforcement of the security interests granted by the Purchaser) will be applied by the Purchaser or by the Servicers on its behalf, in accordance with instructions provided by the Purchaser, on the corresponding Weekly Settlement Date or Monthly Settlement Date, as applicable.

Article VII
SERVICER TERMINATION

Section 7.01            Servicer Termination Events.

The happening of any of the following shall constitute a "Servicer Termination Event" hereunder:

(a)         the Sellers or the Servicers fail to make any payment or deposit to be made by it or to deliver any Servicing Report to be delivered by it under this Agreement or any Transaction Document within one (1) Business Day after (i) the date such payment or deposit is required to be made under Section 2.02, Section 5.04 or Section 6.03 of this Agreement or (ii) in the case of a Servicing Report, the applicable Reporting Date;

(b)         the Sellers or the Servicers fail to observe or perform any of its covenants or obligations contained in this Agreement or any Transaction Document (other than those obligations referred to in paragraph (a) above) and such failure remains unremedied for ten (10) Business Days after the earlier of (A) the Sellers or the Servicers becoming aware of such failure, and (B) written notice of such failure being given to the Sellers or the Servicers by the Purchaser;

(c)         any representation or warranty made by the Sellers or the Servicers in or pursuant to this Agreement or any Transaction Document proves to have been false or incorrect when made in any material respect (or in any respect in the case of a Servicing Report) and such incorrectness shall not have been remedied within ten (10) Business Days (to the extent that such breach is curable) after the earlier of (A) the Sellers or the Servicers becoming aware of such incorrectness, and (B) the Purchaser giving notice of such incorrectness to the Sellers or the Servicers;

(d)         a Seller or a Servicer becoming Insolvent;

(e)         the taking of possession by an encumbrancer of assets of any Seller in excess of $650,000 (other than solely to perfect a security interest therein) or the levying or enforcement of a distress or execution or any similar process against assets of any Seller in excess of $650,000 if unsatisfied for such period as to permit a sale or other disposition of such assets to occur;

(f)         either (i) the issuance or levying of a writ of execution, attachment or similar process against any property of any Seller in connection with any judgment in the amount of $650,000 or greater against any Seller, if such writ or execution, attachment or similar process shall not have been stayed within thirty (30) days of being issued, or (ii) a judgement, court ruling, regulatory action or change in law or regulation occurs that relates to the Servicers or the servicing of the Purchased Assets and has had or could reasonably be expected to have a Material Adverse Effect;

(g)         a Servicer fails to pay any indebtedness in excess of $650,000 (or its equivalent in any other currency) (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and any such failure continues after the applicable grace period, if any, specified in any agreement or instrument relating to such indebtedness or redemption or retraction price; or

(h)         an Event of Default shall occur.

Section 7.02            Designation of Replacement Servicer.

(a)         If a Servicer Termination Event has occurred and is continuing, the Purchaser may, by notice to the Servicers terminate the appointment of the Servicers hereunder and designate the Back-up Servicer or any other Person as a replacement Servicer to succeed the Servicer to perform the obligations of the Servicers hereunder with respect to the Purchased Assets, provided that any such Person so designated other than the Back-up Servicer shall agree to perform the obligations of the Servicers hereunder and the other Transaction Documents.

(b)         Upon the appointment of a replacement Servicer pursuant to Section 7.02(a), the Servicers will, on demand and at its expense: (i) assemble all Records and make them available to the replacement Servicer including a computer data file setting forth information in respect of each Underlying Agreement; (ii) notify all Obligors and other relevant Persons (x) of the sale, assignment and transfer to the Purchaser of the Purchased Assets; and (y) to remit all payments due under such Receivables to the replacement Servicer; (iii) segregate, in a manner reasonably acceptable to the Purchaser, all cash, cheques and other instruments constituting Collections which are received by it from time to time and remit the same to the replacement Servicer duly endorsed or with duly executed instruments of transfer, if applicable; and (iv) provide the replacement Servicer with such commercially reasonable assistance as it may require in order to discharge its duties hereunder.

Section 7.03            Replacement Servicer Fee.

A replacement Servicer appointed pursuant to Section 7.02 shall be entitled to a reasonable fee for services rendered, such fee to be (a) as specified in the replacement servicing agreement entered into by the Back-up Servicer in connection with its appointment as replacement Servicer, in respect of the Back-up Servicer, or (b) otherwise settled by the Purchaser in its discretion with the replacement Servicer, in the event of this clause (b), to a maximum, in respect of any Collection Period, of 5% of the Collections remitted to the Transaction Account during such Collection Period (the "Replacement Servicer Fee"). Such Replacement Servicer Fee and any out-of-pocket expenses incurred by the replacement Servicer in connection with its duties as replacement Servicer, and any other amounts owing to it, together with any applicable taxes, shall be payable to the replacement Servicer in accordance with this Section 7.03.

Section 7.04            Power of Attorney.

(a)           The Sellers and the Servicers hereby grant an irrevocable power of attorney to the Purchaser, to become effective immediately upon the occurrence of a Servicer Termination Event, and the Sellers and the Servicers hereby irrevocably appoint the Purchaser as the Sellers' or the Servicers' (as applicable) true and lawful agent and attorney-in-fact, with full power of substitution, to take in the place and stead of and in the name of the relevant Seller or Servicer (as applicable) or in the Purchaser's own name from time to time at the Purchaser's discretion, acting reasonably, such actions as such Seller or such Servicer (as applicable) may be obligated to take hereunder or as the Purchaser may deem necessary or advisable to collect, endorse, negotiate or otherwise realize on any Purchased Asset, any negotiable instrument, or any other right of any kind, held or owned by the Sellers or the Servicers (as applicable) and transferred, assigned or delivered to or received by the Purchaser as payment on account or otherwise in respect of any of the Purchased Assets, including:

(i)	to evidence or protect the Purchaser's interest in the Purchased Assets and to execute and file, in the Sellers' or the Servicers' name (as applicable) and on the Sellers' or the Servicers' behalf (as applicable), such recording, registration, financing or similar statements (including any amendments, renewals and continuation statements) under applicable laws, including, in any personal property registry office in such jurisdictions where it may be necessary to validate, perfect or protect the Purchaser's interest in the Purchased Assets;

(ii)	to ask, demand, collect, sue for, recover, compound, receive and give acquittances and receipts for moneys due and to become due in connection with the Receivables or otherwise owed to the Purchaser;

(iii)	to receive, endorse and collect any cheques, drafts or other instruments, documents and chattel paper in connection with moneys due and to become due in connection with the Underlying Agreements forming part of the Purchased Assets or otherwise owed to the Purchaser;

(iv)	to file any claims or take any action or institute any proceedings that the Purchaser may deem to be necessary or desirable for the collection of any Purchased Asset; and

(v)	to prepare, execute, deliver, and/or register in the Sellers' or the Servicers' name (as applicable) and on the Sellers' or the Servicers' behalf (as applicable), such instruments and documents (including assignments) necessary or desirable in furtherance of the foregoing.

(b)         The power of attorney granted hereby shall be expressly coupled with an interest in favour of the Purchaser. The powers of attorney and other rights and privileges granted hereby shall survive any dissolution, liquidation or winding-up of the Sellers.

Section 7.05            Additional Actions Upon a Servicer Termination Event.

Without limiting the provisions of this Agreement or any power of attorney of the Sellers or the Servicers provided herein, upon the occurrence of a Servicer Termination Event, the Sellers shall, duly complete, execute and deliver to the Purchaser deeds of assignment or transfer by the Sellers in favour of the Purchaser, in registrable form and in substance sufficient to cause all immovable hypothecs included in the Purchased Assets to be assigned and transferred to the Purchaser on title to the related immovable properties, and make all registrations and generally complete all formalities required under the laws of the Province of Québec in order to render the sale and assignment of the Purchased Assets opposable against the Obligors and all third persons in accordance with Articles 1641, 1645 and 3003 of the Civil Code of Québec. The Sellers will act upon the instructions of the Purchaser as contemplated by this Section 7.05.

Article VIII
CONDITIONS PRECEDENT

Section 8.01            Conditions to Initial Purchase.

(a)         The obligation of the Purchaser to complete the initial Purchase on the Closing Date shall be subject to the Purchaser having received the following documents in form and substance satisfactory to the Purchaser on or before the Closing Date (unless otherwise specified below or waived by the Purchaser):

(i)	a certificate of an officer of each Seller, dated the Closing Date certifying (A) that attached thereto is a true and complete copy of its certificate and articles of incorporation and any amendments thereto, and its by-laws, each as in effect on the date of such certificate; (B) that attached thereto is a true and complete copy of a resolution adopted by its board of directors authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which it is party, and that such resolution has not been modified, rescinded or amended and is in full force and effect; (C) as to the incumbency and true specimen signature of each of its officers executing this Agreement or any of the Transaction Documents to which it is party, (D) a certificate of compliance (or equivalent) issued in its jurisdiction of incorporation, and an equivalent certificate from the appropriate authority in each other jurisdiction in which qualification is necessary in order for it to own or lease its property and conduct its business, each to be certified as of a recent date, (E) that it is not Insolvent, (F) that all representations and warranties provided by it set forth in this Agreement and the other Transaction Documents, as applicable, are true and correct as of the date hereof in all material respects, and (G) that as at the date hereof no Servicer Termination Event has occurred;

(ii)	copies of this Agreement and each of the Transaction Documents to which it is a party duly executed by its authorized signatories;

(iii)	reports showing the results of searches conducted against it under applicable personal property security registers in the Provinces where it has its head office and registered office and where the Purchased Assets are located, together with executed copies of all discharges or releases of prior security interests relating to Purchased Assets that are then to be sold hereunder; provided that it may establish that any particular registration does not affect any such Purchased Assets by delivering a letter or acknowledgment signed by the applicable secured party;

(iv)	a copy of verifications statements or other filings filed in the Provinces where it has its head office and registered office, that are sufficient to perfect the interests of the Purchaser in the Purchased Assets as against creditors of the Sellers;

(v)	a copy of verifications statements or other filings filed in the Provinces where it has its head office and registered office and where the Seller Collections Accounts are located, that are sufficient to perfect the security interests in the Seller Collections Accounts granted to the Purchaser pursuant to the Sellers Security Agreement, as against creditors of the Sellers;

(vi)	executed copies of all discharges and releases, if any, necessary to discharge or release all security interests, hypothecs and other rights or interest of any Person in the Related Rights, previously granted by or through it and which could constitute an Adverse Claim, together with, where applicable, copies of the relevant financing change statements or other discharge statements with the registration particulars stamped thereon; and

(vii)	such other approvals, opinions, or other documents as the Purchaser may reasonably request.

Section 8.02            Conditions to Each Purchase.

(a)         The obligation of the Purchaser to complete any Purchase pursuant to the delivery of a Purchase Notice shall be subject to the satisfaction of the following conditions on or before the applicable Purchase Date unless otherwise specified below or waived by the Purchaser:

(i)	the Sellers shall have delivered to the Purchaser a duly completed Purchase Notice in respect of the proposed Purchase in accordance with Section 2.01(a) in which the Purchase Date specified is during the Revolving Period; and

(ii)	executed copies of all discharges and releases, if any, necessary to discharge or release all security interests, hypothecs and other rights or interest of any Person in the Related Rights, previously granted by or through the Sellers and which could constitute an Adverse Claim, together with, where applicable, copies of the relevant financing change statements or other discharge statements with the registration particulars stamped thereon.

(b)         The obligation of the Sellers to complete any Purchase shall be subject to the receipt by the Sellers of the Closing Payment in respect of such Purchase.

Article IX
MISCELLANEOUS

Section 9.01            Waivers; Amendments.

(a)         No amendment or waiver of any provision of this Agreement will be effective unless it is in writing signed by the parties hereto.

(b)         No failure or delay by the Purchaser in exercising any right or power hereunder or under any other Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Purchaser hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.

Section 9.02            Binding Effect; Assignability.

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns. The Sellers and the Servicers shall not have the right to assign any interest herein without the consent of the Purchaser. The Sellers and the Servicers acknowledge that the Purchaser may assign its interest herein without further notice to, or the consent of, the Sellers or the Servicers (as applicable). The Sellers and the Servicers agree that, upon such assignment, the assignee or its further assigns may enforce directly, without joinder of the Purchaser, the rights set forth in this Agreement. The Sellers and the Servicers agree to grant to any such assignee or its further assigns or its agents such powers of attorney as may be necessary for the exercise of their rights hereunder.

Section 9.03            Notices.

All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the addresses set out in Schedule B.

Section 9.04            Indemnification.

(a)         The Sellers and the Servicers hereby agree, on a joint and several basis, to indemnify the Purchaser to save it harmless from and against any and all damages, losses, claims, liabilities, costs and expenses (including reasonable legal fees and disbursements) awarded against or incurred by the Purchaser arising out of or as a result of:

(i)	any representation or warranty made or deemed to be made by the Sellers or the Servicers (or any of its officers), in or in connection with this Agreement or any Transaction Document, which was incorrect in any material respect when made or deemed made or delivered;

(ii)	the failure by the Sellers or the Servicers to perform or observe any of its covenants, duties or obligations hereunder or under any of the Transaction Documents;

(iii)	the failure by any of the Sellers or the Servicers to comply with any applicable law, rule, regulation, order, judgment, injunction, award or decree with respect to any part of the Purchased Assets, or the non-conformity of any Purchased Assets with any applicable law, rule, regulation, order, injunction, award or decree;

(iv)	any claims made by any Insurer or Western Life Assurance Company or any of its Affiliates not directly resulting from an action of the Purchaser;

(v)	any commingling of Collections with other funds of the Sellers or the Servicers or any other Person;

(vi)	any Canadian, foreign, federal, provincial, state, municipal, local or other tax of any kind or nature whatsoever, including any capital, income, sales, excise, business or property tax, any customs duty, and any penalty or interest in respect of any thereof, which may be imposed on the Purchaser on account of any payment made under this Section 9.04; and

(vii)	any disclosure of personal information (within the meaning of applicable Canadian privacy legislation) of any individual by any Seller or Servicer to any Person, that is not in compliance with PIPEDA or any other applicable Canadian privacy legislation.

(b)         The Sellers and the Servicers shall not be liable to the Purchaser or any other Person for any damages, losses, claims, liabilities, costs or expenses resulting solely from the failure of any Obligor to discharge its payment obligations under any Receivables and the Related Rights which form part of the Purchased Assets.

(c)         The Sellers, the Servicers and the Purchaser each agree to provide reasonable assistance to the other party, at the request of such other party and, in either case, at the Sellers' or the Servicers' expense (as applicable), in any action, suit or proceeding brought by or against, or any investigation involving such requesting party relating to any of the transactions contemplated hereby or to any part of the Purchased Assets. If a Seller has acknowledged its liability under Section 9.04(a) in respect of any damages, losses, claims, liabilities, costs or expenses in connection with any such action, suit, proceeding or investigation, and, in the sole determination of the Purchaser, acting reasonably, that Seller has the financial ability to pay such damages, losses, claims, liabilities, costs and expenses, the relevant Seller or Servicer (as applicable) will have the right, on behalf of the Purchaser but at the Sellers' or the Servicers' expense, to defend such action, suit or proceeding, or participate in such investigation, with counsel selected by it, and will have sole discretion as to whether to litigate, appeal or settle.

(d)         The obligations of the Sellers and the Servicers under this Section 9.04 will, subject to Applicable Law, survive this Agreement and remain in full force and effect.

Section 9.05            Confidentiality.

(a)         Each Party and each of their officers, directors and other advisers (each, a "Receiving Party") agrees to maintain the confidentiality of all Information of a confidential nature furnished or delivered to it pursuant to or in connection with the Transaction Documents. Such confidential Information may be used by the Receiving Parties only for the purpose for which it was disclosed to them and may be disclosed only for the purpose of or in connection with the transactions contemplated by the Transaction Documents to:

(i)	such party's Affiliates or such party's or its Affiliates' directors, officers, employees, agents, accountants, auditors, legal counsel and other representatives (collectively, "Receiving Party Representatives"), in each case, who need to know such information for the purpose of assisting in the negotiation, completion and administration of such Transaction Documents, provided that any such Receiving Party Representative is made aware of the Receiving Party's obligations under this Section 9.05 prior to such disclosure being made;

(ii)	such party's permitted assigns, transferee, successors and participants to the extent such disclosure is made pursuant to a written agreement to hold such information upon substantially the same terms as this Section 9.05 or such other terms as may be agreed by the Servicers and the Purchaser;

(iii)	any person who is a party to a Transaction Document;

(iv)	the extent required by Applicable Law or by any Governmental Authority;

(v)	the extent that such party needs to disclose the same for the exercise, protection or enforcement of any of its rights under any of the Transaction Documents or in connection with any action or proceeding relating to any Transaction Document; and

(vi)	if the applicable Party shall have consented, in writing, to such disclosure.

Section 9.06            Costs and Expenses.

The Sellers and the Servicers will pay all documented and invoiced expenses incurred in the performance of their obligations under this Agreement and all reasonable out-of-pocket costs and expenses of the Purchaser in connection with all filings and registrations necessary or desirable to vest in the Purchaser all right, title and interest in and to the Purchased Assets.

Section 9.07            Limited Recourse.

Recourse to the Purchaser or the General Partner for non-payment of any amount owing hereunder shall be limited to the Purchased Assets and any amounts received by the Purchaser in respect of the Purchased Assets and no other property or assets of the Purchaser will be subject to levy, execution or other enforcement procedure with regard to any obligation under this Agreement.

Section 9.08            No Petition.

The Sellers and the Servicers hereby agree, on a joint and several basis, to not institute against the Purchaser or the General Partner any bankruptcy, reorganization, arrangement, insolvency, winding-up, receivership, security enforcement or liquidation proceedings, or other proceeding under any federal or provincial bankruptcy, insolvency or similar law in connection with any obligations relating to this Agreement. The foregoing shall not limit the rights of the Sellers or the Servicers to file any claim in or otherwise take any action with respect to any such proceeding that was instituted against the Purchaser by any Person other than the Sellers or the Servicers.

Section 9.09            Time of Essence.

Time will be of the essence of this Agreement.

Section 9.10            Failure to Perform.

If the Sellers or the Servicers fail to perform any of its agreements or obligations hereunder, the Purchaser may (but will not be required to) itself perform, or cause to be performed, such agreement or obligation at, in the case of any such failure to perform by the Sellers or the Servicers, the cost of the Sellers or the Servicers (as applicable).

Section 9.11            Further Assurances.

The parties hereto agree, from time to time, to enter into such further agreements and to execute all such further instruments as may be reasonably necessary or desirable to give full effect to the terms of this Agreement and to the ability of the Purchaser to exercise or enforce any of its rights and remedies hereunder.

Section 9.12            Remedies.

The remedies herein provided are cumulative and not exclusive of any remedies provided at law.

Section 9.13            Counterparts; Integration; Effectiveness; Electronic Execution.

(a)         This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Purchaser and when the Purchaser shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)         Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words "execution," "signed," "signature," "delivery," and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Electronic Commerce Act (Ontario) and similar laws in relevant jurisdictions; provided that nothing herein shall require the Purchaser to accept electronic signatures in any form or format without its prior written consent.

Section 9.14            Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.15            Governing Law; Jurisdiction; Consent to Service of Process.

(a)         This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, provided, however, that if the laws of any jurisdiction other than the Province of Ontario shall govern in regard to the validity, perfection or effect of perfection of any Lien or in regard to procedural matters affecting enforcement of any Liens on all or any party of the Purchaser Party Assets, such laws of such other jurisdictions shall continue to apply to that extent.

(b)         The Purchaser hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Ontario court or Canadian federal court sitting in Toronto, Ontario in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Province of Ontario or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Purchaser may otherwise have to bring any action or proceeding relating to this Agreement against the Sellers or the Servicers or their properties in the courts of any jurisdiction.

(c)         The Sellers and the Servicers hereby irrevocably and unconditionally waive, to the fullest extent each may legally and effectively do so, any objection which each may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)         Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.03. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16            Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signature Pages Follow]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CURO CANADA RECEIVABLES II LIMITED PARTNERSHIP, by its general partner, CURO CANADA RECEIVABLES II GP INC., as Purchaser

By:	/s/ Gary Fulk
Name: Gary Fulk
Title: President

Signature Page to Sale and Servicing Agreement

CURO CANADA CORP., as Seller and Servicer

By:	/s/ Gary Fulk
Name: Gary Fulk
Title: President

Signature Page to Sale and Servicing Agreement

LENDDIRECT CORP., as Seller and Servicer

By:	/s/ Gary Fulk
Name: Gary Fulk
Title: President

Signature Page to Sale and Servicing Agreement